Zelgor

Zelgor is a location-based alternate reality platform. Zelgor Inc. is using the technology to build mobile games that take place on the real world map.


NOOB
TUBEZ

Invest $99.00 minimum investment

Invest

Introduction



Zelgor Inc. builds alternate reality mobile games that integrate location and the real-world map. Our first mobile game, Noob Tubez, tells the story of big headed, mischievous aliens, called Noobs, that have come to Earth in search of a new home planet. Zelgor shares the story of the Noobs through light-hearted, competitive, and engaging mobile games. At Zelgor Inc, we plan to maximize the long-term value of our games by prioritizing quality, engagement, and retention.


Troops
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100
Supply
Matthews St
High St

The Zelgor Platform lets us build games using the real world map

The Market



The mobile game space is huge, lucrative, and yet still in its infancy. Companies such as Supercell and Niantic were each able to ride the overnight success of a single game to multi-billion dollar valuations! Since the beginning of the now $36.9B+ industry, mobile game developers have focused on convenient, short gameplay sessions with tap and swipe game mechanics. While these strategies do leverage the strengths of the phone platform, the success of Pokemon Go demonstrated the additional potential of games that use location and alternate reality. As game enthusiasts, our team recognized that potential years before Pokemon Go's release and as a result, we built a location-based alternate reality platform. We did not anticipate, however, the Noobs seizing control of our platform to use for their planetary conquest...


Altitude
65 units

A Mini Game we built on the Zeigor Platform

Our First Game: Noob Tubez



The Noobs are a race of big headed, mischievous aliens that have come to Earth in search of a new home planet. Noob Tubez, our first mobile game, is a fruit flinging, territory-based, mobile strategy game played on the real-world map. Combining the best elements of Pokemon Go and Clash Royale, users assemble their squad of Noobs and battle for the control of territories using a piece of sophisticated alien technology called the Noob Tube. The Noobs use this bizarre contraption to launch fruit at each other in epic dodgeball-style food fights. Players can compete against each other or team up to conquer key strategic locations such as Fenway Park and the White House, winning real prizes and unlocking new characters along the way.

Team



John Fanning CEO

John Fanning Jr graduated from the University of Miami in 2014 with a degree in Entrepreneurship. He founded Zeigor Inc. in 2012 after graduating from Draper University, where he led his team to first place in the month-long business development competition. At Draper U, he finished top 10 in the VC pitch competition with his idea for a GPS-based mobile game that let users take over the real world. Previously, he worked as a web manager for Netgames, where he worked with Assist Software to develop a web-based chess application for their most successful game website, Chess.net.



Joyce Zhang Art Director

Joyce's passion for art started at a young age sketching with rocks and acorns in the park. Graduating Northeastern in 2013 and armed with more sophisticated tools like Photoshop, Joyce has taken her art career to the next level. Connecting with the Noobs from the instant they stepped on Earth, Joyce is not only our Art Director, but our Ambassador to the Noobs as well. She works with artists overseas to design Noobs, Spaceships, and all things Noob Tubez.



Gabriel Tironeac — **Lead Designer**

Gabriel currently works for Assist Software, and has been the lead designer for Zelgor since 2012. He's an expert in 3D modeling, rendering, and Unity 3D, and has been working in game development since 2008. He graduated from the Universitatea Stefan cel Mare Suceava in 2010 with a degree in Computer Science.



Alexandru Boca — **Lead Developer**

Alexandru has been Zelgor's lead developer since 2012. Currently working at Assist Software, Alex is an expert in Unity 3D and mobile app development. Alex has earned degrees from both the Colegiul National de Informatica "Spiru Haret" Suceava, and 4 the Universitatea Stefan cel Mare Suceava.

Key Investors & Advisors



Tim Draper



Kai Huang



Michael Dornbrook



Nolan Bushnell

Success So Far

Our team has made significant strides in bringing the world of Noob Tubez to life. We started by building a mobile platform for location-based and alternate reality game experiences, then integrated several proof-of-concept minigames into the platform. This experience ultimately led us to the Noob Tubez concept. We've done focus-testing on the game concept and artwork, and we've put together marketing quality characters and animations.



Become a part of Zelgor

Investing in Zelgor Inc. means helping us bring the army of Noobs to life; it's so easy, even a Noob can do it. We're offering up to 399,998 shares of common stock, in order to raise up to $100,000 to build our game.



Specifically, we'll be using the funds to build the following:

- Models, Animations, and Everything in Between for the Noob Characters
- A Playable version of our Food Fight Battle Game
- Our internal team of gameplay developers in Boston

Now the choice is yours. When the Noobs arrive on our planet, whose side will you be on?

This is an offering of Common Stock, under registration exemption 4(a)(6), in Zelgor Inc. This offering must raise at least $10,000 by July 24, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Zelgor may issue additional securities to raise up to $100,000, the offering's *maximum*.

$58,806 raised

$10,000 target

$100,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,864,998 shares × $0.25 per share
= $2,216,250 implied valuation

Pitch Deck


NOOB TUBEZ
Zelgor's first mobile game


The Problem
Most phone games are "barely fun"
66% of mobile gamers quit playing within the first 24 hours
Most game's aren't fun at first, but promise to be more fun if you pay
It's not because of the phone
Few games integrate new technology
JUST BARELY FUN
MICROPAY
MORE FUN!


Market Opportunity
The mobile game space is a 36.9 billion dollar industry, with games like Pokemon Go making $6 million per day
$91.8Bn
$99.6Bn
$106.5Bn
MOBILE $30.4 Bn
MOBILE $36.9 Bn
MOBILE $42.5 Bn
2015
2016
2017
Smartphone
Tablet
Handheld
TV/Console
Casual Webgames
PC/MMO

Building Better Games

Successful games need **three key** elements:

1. Unique Feel
2. Excellent Game Structure
3. Discoverability



"All the best games are easy to learn and difficult to master."
Nolan Bushnell -- Founder of Atari

Powering NoobTubez

We're Using the Zelgor Platform to build NoobTubez

- A mobile platform that turns the real world map into a board game
- Creates clickable territories and locations all over the globe
- GoogleMaps SDK, Unity 3D, foursquare



Opportunities

The Zelgor Platform creates multiple opportunities


Location-Based Apps
Using Established IP's
Platform Licensing / Microservices
Original Content Creation

Unique Feel: NoobTubez

NoobTubez is our first mobile game

- NoobTubez chronicles the story of balloon-shaped aliens called Noobs
- Noobs team up to form Noob Squads as they attempt conquer territories and take over Earth
- Noob Squads battle for control of the planet the only way they know how...
- Fruit flinging, dodgeball-style, food fights!



Excellent Game Structure

Combines Clash Royale and Pokemon Go

- Players unlock new Noobs for their squad along the way
- The food fight arcade game is easy to pick up and offers instant gratification
- The battle for territories provides endless content and social incentives
- The combo of immediate satifaction and long term goals creates epic wins that keep customers coming back for more



Target Audience



Casual gamers, who play short sessions, with divided attention, a few times a day

Younger gamers, who play games both in their free time and while they're in class

Core gamers, who play games for days, months, and years

Business Model

Free to Download

- Free-to-play game with in-app purchases
- Players can buy key items for their Noobs

In-Game Monetization

- Sponsored Territories and Quests
- Virtual Items and Power-ups
- Free Prizes from Retail Sponsors

Future Opportunities

- Platform Licensing
- Expansion to PC and Console
- Merchandising



Competitive Analysis


Casual Gamers
Simple
Complex
Core Gamers
TEMPLE RUN 2
FRUIT NINJA
ANGRY BIRDS
POKÉMON GO
PUZZLE & DRAGONS
NOOB TUBEZ
WAR DRAGONS
CLASH ROYALE
CLASH OF CLANS
FRONTLINE COMMANDO
GAME OF WAR


Discoverability
Pre-Launch
• Launch Kickstarter marketing campaign
• Reach out to 1st & 2nd degree networks
• Create and engage on specific strategic social channels
• Launch traditional and digital guerilla marketing campaign
• Soft launch in similar markets such as Australia and Canada
Launch
• Launch Nolan Bushnell online commercial campaign
• Use strategic and targeted ad buys on related games
• Build out an influencer promoter network in 3-5 major cities
• Set up sponsorships/booths at major trade shows and conferences (E3)
• Push targeted press releases to writers and news platforms
Growth
• Leverage strategic major consumer brand partnership
• Use large trafficked traditional ad buys in major cities
• Launch giant pop-up nation-wide guerilla campaigns
• Create full press plan roll out with strategic PR agency


Thank You!

Download

Financials

The purpose of this offering is to help finish the game and bring NoobTubez to life. The funding will go towards game and art development.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Zelgor's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 28, 2017
- Form C/A on April 28, 2017

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.